Press Release For immediate release
Invesco Ltd. Announces March 31, 2019
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, April 9, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $954.8 billion, an increase of 1.0%. The increase was driven by favorable market returns, non-management fee earning AUM inflows, and reinvested distributions, partially offset by foreign exchange and net long-term outflows. FX decreased AUM by $2.7 billion. Preliminary average total AUM for the quarter through March 31 were $932.8 billion, and preliminary average active AUM for the quarter through March 31 were $694.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2019(a)	$954.8	$430.6	$237.2	$50.2	$98.1	$138.7
February 28, 2019	$945.7	$427.0	$231.1	$51.5	$98.1	$138.0
January 31, 2019	$930.6	$414.9	$228.1	$51.7	$95.7	$140.2
December 31, 2018	$888.2	$385.2	$225.1	$50.4	$91.0	$136.5
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2019(a)	$704.3	$256.7	$172.9	$50.2	$98.1	$126.4
February 28, 2019	$702.9	$257.5	$170.6	$51.5	$98.1	$125.2
January 31, 2019	$695.9	$251.9	$169.3	$51.7	$95.7	$127.3
December 31, 2018	$667.2	$234.7	$166.8	$50.4	$91.0	$124.3
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2019(a)	$250.5	$173.9	$64.3	$—	$—	$12.3
February 28, 2019	$242.8	$169.5	$60.5	$—	$—	$12.8
January 31, 2019	$234.7	$163.0	$58.8	$—	$—	$12.9
December 31, 2018	$221.0	$150.5	$58.3	$—	$—	$12.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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